EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens First Financial Corp.
(309) 661-8700

CITIZENS FIRST FINANCIAL CORP.
ANNOUNCES DIVIDEND AND
THIRD QUARTER RESULTS

Bloomington, Illinois, October 31, 2003 — Citizens First Financial Corp. (the “Company”)(Nasdaq- CFSB), the parent company of Citizens Savings Bank (the “Bank”), announced that its Board of Directors has declared that a dividend of $0.10 per share will be paid on November 24, 2003 to stockholders of record as of November 10, 2003.

“This will be the 17th consecutive quarter of paying a dividend to our shareholders”, said C. William Landefeld, President and Chief Executive Officer.

In addition, the Company announced net income for the nine months ended September 30, 2003 of $1,960,000, compared to net income of $1,776,000 for the nine months ended September 30, 2002, an increase of $184,000 or 10.4%. The Company had basic and diluted earnings per share of $1.33 and $1.22, respectively for the nine months ended September 30, 2003 compared to basic and diluted earnings per share of $1.21 and $1.12, respectively, for the nine months ended September 30, 2002.

The Company had net income for the three months ended September 30, 2003 of $497,000, compared to $379,000 for the three months ended September 30, 2002, an increase of $118,000 or 31.1%. The Company had basic and diluted earnings per share of $0.33 and $0.31, respectively, for the three months ended September 30, 2003, compared to basic and diluted earnings per share of $0.26 and $0.24, respectively, for the three months ended September 30, 2002.

“The Company and the Bank continue to perform well in 2003 due to the record low interest rate environment and our strong, vibrant local economy”, said Landefeld.

Net interest income decreased from $8,209,000 for the nine months ended September 30, 2002 to $7,980,000 for the nine months ended September 30, 2003, a decrease of $229,000 or 2.8%. Interest income decreased to $14,704,000 for the nine months ended September 30, 2003 from $16,867,000 for the nine months ended September 30, 2002, a decrease of $2,163,000 or 12.8%. The decrease was attributable to a decrease in the average yield on loans and investments of 71 basis points and 47 basis points, respectively and a decrease in the average balance of loans of $13.3 million, offset by an increase of $9.6 million in the average balance of investments and interest-earning deposits. Interest expense decreased to $6,724,000 for the nine months ended September 30, 2003 from $8,658,000 for the nine months ended September 30, 2002, a decrease of $1,934,000 or 22.3%. The decrease was primarily due to a decrease in the average cost of deposits and borrowings of 89 basis points and 50 basis points, respectively.

The provision for loan losses increased to $867,000 for the nine months ended September 30, 2003 from $725,000 for the nine months ended September 30, 2002.

Noninterest income increased from $1,264,000 for the nine months ended September 30, 2002 to $2,596,000, an increase of $1,332,000, for the nine months ended September 30, 2003. The increase was primarily due to an increase of $586,000 in net gains on loan sales, $131,000 in gains on sale of land in a real estate joint venture and a recovery of $123,000 of previously impaired mortgage servicing rights in 2003 and a $323,000 charge for mortgage servicing rights impairment and $71,000 loss on sale of available for sale securities in 2002.

Noninterest expense increased from $5,845,000 for the nine months ended September 30, 2002 to $6,548,000 for the nine months ended September 30, 2003, an increase of $703,000, primarily because of increases of $778,000 in loss on sale of real estate owned, $70,000 in the minority interest in the net income of a real estate joint venture and $78,000 in legal fees, offset by a $395,000 decrease in salaries and employee benefits expense due to the ESOP shares being fully allocated during 2002.

The Bank currently has five offices in central Illinois.

CITIZENS FIRST FINANCIAL CORP.
SELECTED FINANCIAL INFORMATION

(In thousands except for per share data)

	09/30/03	12/31/02	09/30/02
	(Unaudited)		(Unaudited)

Balance Sheet Data
Total assets	$351,463	$357,056	$352,169
Cash and cash equivalents	$17,584	$33,583	$19,498
Investment securities	$22,302	$20,712	$22,565
FHLB stock	$14,983	$4,697	$4,639
Loans held for sale	$4,332	$6,098	$6,240
Loans	$275,934	$282,591	$287,494
Allowance for loan losses	$1,788	$3,753	$2,621
Deposits	$246,621	$249,163	$243,310
Borrowings	$68,800	$72,825	$73,400
Equity capital	$33,160	$31,894	$31,978
Book value per common share	$22.18	$21.91	$21.65

	Quarter ended		Nine months ended
	(Unaudited)		(Unaudited)

	09/30/03	09/30/02	09/30/03	09/30/02

Summary of Operations
Interest income	$4,883	$5,544	$14,704	$16,867
Interest expense	2,138	2,775	6,724	8,658

Net interest income	2,745	2,769	7,980	8,209
Provision for loan losses	476	495	867	725
Noninterest income	1,013	355	2,596	1,264
Noninterest expense	2,501	2,009	6,548	5,845

Income before income tax	781	620	3,161	2,903
Income tax expense	284	241	1,201	1,127

Net income	$497	$379	$1,960	$1,776

Earnings per share:
Basic	$0.33	$0.26	$1.33	$1.21
Diluted	$0.31	$0.24	$1.22	$1.12
Ratios Based on Net Income
Return on average stockholders’ equity	6.00%	4.74%	8.03%	7.53%
Return on average assets	0.57%	0.43%	0.74%	0.68%
Net interest yield on average earning assets	3.40%	3.32%	3.25%	3.29%